Exhibit 99.3

AMTECH SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On January 17, 2023 (the “Closing” or “Closing Date”), Amtech Systems, Inc., an Arizona corporation (the “Company”, “Amtech” “we” or “us”) completed the acquisition of Entrepix, Inc., an Arizona corporation (“Entrepix”), through a reverse triangular merger. Pursuant to the terms and conditions of the Agreement and Plan of Merger dated January 17, 2023 (the “Merger Agreement”), Emerald Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”) merged with and into Entrepix (the “Merger”) resulting in Entrepix surviving the Merger and becoming a wholly-owned subsidiary of the Company (the “Acquisition” or “Transaction”).

On the Closing Date, in connection with the Merger Agreement and in contemplation of the Transaction, Amtech entered into a Loan and Security Agreement (the “LSA”), by and among the Company, its U.S. based wholly owned subsidiaries, and Entrepix, (collectively the “Borrowers”), and UMB Bank, N.A., national banking association (the “Lender”) under which the Lender provided Amtech with (i) a term loan of $12.0 million maturing January 17, 2028 (the “Term Loan”), and (ii) a revolving loan facility of $8.0 million maturing January 17, 2024 (the “Revolver”). Amtech used the proceeds of the Term Loan to partially fund the Transaction. No amounts were drawn under the Revolver.

The Acquisition will be accounted for using the acquisition method of accounting for business combinations under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations, with Amtech representing the accounting acquirer under this guidance. The unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The unaudited pro forma combined financial information is presented to illustrate the transaction accounting effects of the Acquisition and the issuance of debt used to partially fund the Acquisition.

The unaudited pro forma combined balance sheet gives effect to the Acquisition and funding for the Acquisition as if the Acquisition occurred on September 30, 2022 and combines Amtech’s historical audited consolidated balance sheet as of September 30, 2022 with Entrepix’s November 30, 2022 unaudited consolidated balance sheet.

The unaudited pro forma combined statement of operations for the year ended September 30, 2022 combines Amtech’s historical audited consolidated statement of operations for the year ended September 30, 2022 with Entrepix’s historical unaudited consolidated statement of income for the twelve months ended November 30, 2022, giving effect to the Acquisition as if it occurred on October 1, 2021.

The estimated purchase price of the Acquisition will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the Closing Date; any excess value of the estimated consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could have a material impact on the accompanying unaudited pro forma combined financial information.

The unaudited pro forma combined financial information contains certain reclassification adjustments to conform the historical Entrepix’s financial statement presentation to Amtech’s financial statement presentation. Additionally, the unaudited pro forma combined financial information contains adjustments reflecting the Acquisition and related debt financing. The adjustments related to the Transaction are shown in a separate column as “Transaction Adjustments” whereas the adjustments related to the Term Loan are shown in a separate column as “Financing Adjustments.”

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined balance sheet as of September 30, 2022 and unaudited pro forma combined statement of operations for the year ended September 30, 2022.

The following unaudited pro forma combined financial information should be read in conjunction with Amtech’s consolidated financial statements and related notes and Entrepix’s audited financial statements and related notes. Amtech’s financial statements and notes are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2022 filed on November 30, 2022. Entrepix’s audited financial statements and related notes for the year ended February 28, 2022 and unaudited financial statements and related notes for the nine months ended November 30, 2022 are included elsewhere in this Form 8-K.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined financial information and related notes are presented for illustrative purposes only, and do not purport to represent what the actual consolidated results of operations or financial condition would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of the combined company's future results of operations or financial position. Additionally, the unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the Acquisition.

AMTECH SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2022

(Amounts in thousands)

	Amtech Systems, Inc. September 30, 2022 Historical	Entrepix, Inc. November 30, 2022 As Adjusted (Note 3)	Transaction Adjustments (Note 5)	Note Ref	Financing Adjustments (Note 6)	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$46,874	$3,753	$(38,857)	5(A)	$12,000	$23,770
Accounts receivable - Net	25,013	4,909	-		-	29,922
Inventories	25,488	5,368	-		-	30,856
Other current assets	5,561	157	-		-	5,718
Total current assets	102,936	14,187	(38,857)		12,000	90,266
Property, Plant and Equipment - Net	6,552	978	1,074	5(B)	-	8,604
Right-of-Use Assets - Net	11,258	2,325	-		-	13,583
Intangible Assets - Net	758	-	12,800	5(C)	-	13,558
Goodwill	11,168	239	20,242	5(F)	-	31,649
Deferred Tax Assets	79	168	4,209	5(H)	-	4,456
Other Assets	783	31	-		-	814
Total Assets	$133,534	$17,928	$(532)		$12,000	$162,930
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$7,301	$1,030	$-		$-	$8,331
Accrued compensation and related taxes	4,109	576	-		-	4,685
Accrued warranty expense	871	-	-		-	871
Other accrued liabilities	900	275	1,966	5(D)	-	3,141
Current maturities of finance lease liabilities and long-term debt	107	197	-		2,144	2,448
Current portion of long-term operating lease liabilities	2,101	595	-		-	2,696
Contract liabilities	7,231	1,404	-		-	8,635
Income taxes payable	6	1,521	(488)	5(H)	-	1,039
Total current liabilities	22,626	5,598	1,478		2,144	31,846
Finance Lease Liabilities and Long-Term Debt	220	1,660	-		9,856	11,736
Long-Term Operating Lease Liabilities	9,395	1,730	-		-	11,125
Income Taxes Payable	2,849	-	-		-	2,849
Deferred Tax Liabilities	-	-	4,519	5(H)	-	4,519
Other Long-Term Liabilities	76	-	-		-	76
Total Liabilities	35,166	8,988	5,997		12,000	62,151
Commitments and contingencies	-	-	-		-	-
Shareholders’ Equity
Preferred stock	-	-	-		-	-
Common stock	140	253	(253)	5(E)	-	140
Additional paid-in capital	124,458	11	(11)	5(E)	-	124,458
Accumulated other comprehensive (loss) income	(1,767)	(194)	194	5(E)	-	(1,767)
Retained deficit	(24,463)	8,870	(6,459)	5(D), 5(E), 5(H)	-	(22,052)
Total Shareholders’ Equity	98,368	8,940	(6,529)		-	100,779
Total Liabilities and Shareholders’ Equity	$133,534	$17,928	$(532)		$12,000	$162,930

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

AMTECH SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2022

(Amounts in thousands, except per share data)

	Amtech Systems, Inc. 12 months ended September 30, 2022 Historical	Entrepix, Inc. 12 months ended November 30, 2022 As Adjusted (Note 3)	Transaction Adjustments (Note 5)	Note Ref	Financing Adjustments (Note 6)	Pro Forma Combined
Revenue, net	$106,298	$24,979	$-		$-	$131,277
Cost of sales	66,787	14,189	3,204	5(B), 5(C)	-	84,180
Gross profit	39,511	10,790	(3,204)		-	47,097
Selling, general and administrative	28,300	5,318	2,329	5(B), 5(C), 5(D)	-	35,947
Research, development and engineering	6,390	780	-		-	7,170
Gain on sale of fixed assets	(12,465)	-	-		-	(12,465)
Operating income	17,286	4,692	(5,533)		-	16,445
Interest income (expense) and other, net	1,499	(118)	-		(738)	643
Income before income taxes	18,785	4,574	(5,533)		(738)	17,088
Income tax expense (benefit)	1,418	674	(4,865)	5(H)	-	(2,773)
Income, net of tax	$17,367	$3,900	$(668)		$(738)	$19,861
Income Per Share:
Basic	1.24					1.42
Diluted	1.22					1.40

Weighted average shares outstanding - basic	14,014	-	-			14,014
Weighted average shares outstanding - diluted	14,184	-	-			14,184

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

AMTECH SYSTEMS, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

The unaudited pro forma combined financial information is presented to illustrate the pro forma effects of the Acquisition. Amtech’s historical information is derived from Amtech’s audited consolidated balance sheet and consolidated statement of operations as of and for the fiscal year ended September 30, 2022, all of which were prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

Entrepix’s historical financial information is derived from Entrepix’s audited consolidated statement of comprehensive income for the fiscal year ended February 28, 2022, unaudited consolidated balance sheet information as of November 30, 2022, and unaudited consolidated statement of income for the twelve months ended November 30, 2022, all of which were prepared in accordance with U.S. GAAP.

Amtech and Entrepix have different fiscal year ends of September 30 and February 28, respectively. In accordance with Regulation S-X, Rule 110-(c)(3), the unaudited pro forma combined financial statements are prepared using Entrepix’s interim unaudited consolidated balance sheet as of November 30, 2022 and interim unaudited consolidated statement of income for twelve months ended November 30, 2022 based on Amtech’s fiscal year end of September 30, 2022.

The unaudited pro forma combined statements of operations illustrate the effects of the Acquisition as if it had been completed on October 1, 2021, and the unaudited pro forma combined balance sheet reflects effects of the Acquisition as if it had been completed on September 30, 2022. The pro forma adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed. The final purchase price allocations will be based on estimated fair value of the assets acquired and the liabilities assumed as of the Closing Date of the Acquisition and could result in material changes to the unaudited pro forma combined financial information.

Amtech will apply FASB ASC Topic 820 Fair Value Measurements for purposes of measuring the estimated fair value of the assets acquired and liabilities assumed in determining the final purchase price allocations. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date". This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Amtech in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805 Business Combinations (“Topic 805”), where Amtech is the accounting acquirer of Entrepix. Under Topic 805, acquisition-related costs (such as advisory, legal, valuation, and other professional fees) incurred by and on behalf of Amtech are not part of the allocation of the consideration transferred but are part of the transaction accounting adjustments for the Acquisition and not a separate material transaction. Adjustments were made for transaction costs to the extent that they were incurred or expected to be incurred and not already recognized in the historical financial statements.

The unaudited pro forma combined information is preliminary, presented solely for informational purposes and does not purport to represent what the combined statements of operations or balance sheet would have been for the periods or dates indicated, nor is it necessarily indicative of the combined future consolidated results of operations or financial position. The actual results reported in periods following the Acquisition may differ significantly from those reflected in these unaudited pro forma combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the Acquisition, but for which are not reflected herein. Any non-recurring items related to the Acquisition were reflected in the unaudited pro forma combined statement of operations for the year ended September 30, 2022.

2. Description of the Acquisition

On January 17, 2023, Amtech entered into a Merger Agreement with Entrepix in which Entrepix became a wholly owned subsidiary of Amtech. At the Closing of the Merger, the Company paid a stated cash purchase price of $35.0 million.

At the time of issuance of these unaudited pro forma combined financial statements, the determination of purchase consideration as defined in Topic 805 is preliminary. See Note 4 below for further details on the estimated purchase consideration.

In connection with the Acquisition, Amtech entered into a Loan and Security Agreement ("LSA") by and among the Company, the Borrowers, and the Lender. The LSA provides for (i) a Term Loan in the amount of $12.0 million maturing January 17, 2028, and (ii) a Revolver of $8.0 million maturing January 17, 2024. No amounts were drawn under the Revolver. The LSA is filed as Exhibit 10.2 in Amtech’s Form 10-Q filing dated February 8, 2023.

3. Adjustments to Entrepix Financial Statements

The adjustments reflected in Entrepix’s historical unaudited consolidated balance sheet as of November 30, 2022 and unaudited consolidated statement of income for the twelve months ended November 30, 2022 were made to align Entrepix’s accounting policies and presentation with that of Amtech. There is approximately $0.2 million of net differences between balances presented and Entrepix historical unaudited consolidated balance sheet as of November 30, 2022 as included elsewhere in this 8-K/A.

The Company identified certain reclassifications and accounting policy alignment adjustments that were necessary to conform Entrepix’s financial information presentation to that of Amtech. For purposes of the unaudited pro forma combined financial statements, Entrepix’s historical balance sheet and statement of comprehensive income have been adjusted to reflect these reclassifications and accounting policy alignment adjustments below. Management’s assessment is ongoing and, at the time of preparing the unaudited pro forma combined financial statements, other than the adjustments and reclassifications made herein, management is not aware of any other material differences.

Entrepix Unaudited Consolidated Balance Sheet as of November 30, 2022

The following table illustrates the impact of aligning financial statement line items to conform to Amtech’s financial statement presentation (in thousands):

	Entrepix, Inc. November 30, 2022 Historical[1]	Alignment to Amtech Systems, Inc. Captions	Reclassification Adjustments	Note Ref	Entrepix, Inc. November 30, 2022, as adjusted
Assets
Current Assets
Cash and cash equivalents	$3,753	$-	$-		$3,753
Accounts receivable - Net	4,909	-	-		4,909
Inventories	7,124	-	(1,756)	Ai	5,368
Other current assets	157	-	-		157
Total current assets	15,943	-	(1,756)		14,187
Property, Plant and Equipment - Net	978	-	-		978
Right-of-Use Assets - Net	-	-	2,326	Aiii	2,326
Intangible Assets - Net	(58)	-	58	Aii	-
Goodwill	239	-	-		239
Deferred Income Taxes - Net	168	-	-		168
Other Assets	31	-	-		31
Total Assets	$17,301	$-	$628		$17,929
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$-	$1,030	$-		$1,030
Accrued compensation and related taxes	-	576	-		576
Accrued warranty expense	-	-	-		-
Other accrued liabilities	-	275	-		275
Current maturities of finance lease liabilities and long-term debt	197	-	-		197
Current portion of long-term operating lease liabilities	-	-	595	Aiii	595
Contract liabilities	160	1,243	-		1,403
Income taxes payable	1,521	-	-		1,521
Accounts payable, accrued expenses, and other current liabilities	1,881	(1,881)	-		-
Customer deposits	1,243	(1,243)	-		-
Total current liabilities	5,002	-	595		5,597
Finance Lease Liabilities and Long-Term Debt	1,469	191	-		1,660
Long-Term Operating Lease Liabilities	-	-	1,730	Aiii	1,730
Income Taxes Payable	-	-	-		-
Other Long-Term Liabilities	-	-	-		-
Subordinated notes payable to stockholders	193	(191)	-		2
Total Liabilities	6,664	-	2,325		8,989
Commitments and contingencies	-	-			-
Shareholders’ Equity
Preferred stock	-	-	-		-
Common stock	253	-	-		253
Additional paid-in capital	11	-	-		11
Accumulated other comprehensive (loss) income	(194)	-	-		(194)
Retained deficit	10,596	-	(1,726)	Ai, Aii, Aii	8,870
Treasury stock, at cost	(29)	-	29	Aii	-
Total Shareholders’ Equity	10,637	-	(1,697)		8,940
Total Liabilities and Shareholders’ Equity	$17,301	$-	$628		$17,929

(1) There is approximately $0.2 million of net differences between balances presented and Entrepix historical unaudited consolidated balance sheet as of November 30, 2022 as included elsewhere in this 8-K/A.

Entrepix Unaudited Consolidated Statement of Income for the twelve months ended November 30, 2022

The following table illustrates the impact of aligning financial statement line items to conform to Amtech’s financial statement presentation (in thousands):

	Entrepix, Inc. 12 months ended November 30, 2022 Historical	Alignment to Amtech Systems, Inc. Captions	Reclassification Adjustments	Note Ref	Entrepix, Inc. 12 months ended November 30, 2022 as adjusted
Equipment division	$23,333	$(23,333)	$-		$-
Foundry division	1,646	(1,646)	-		-
Revenue, net	-	24,979	-		24,979
Materials	11,463	(11,463)	-		-
Labor	3,797	(3,797)	-		-
Cost of sales	-	13,726	464	Bii	14,190
Gross profit	9,719	1,534	(464)		10,789
Labor	2,703	(2,703)	-		-
Plant and operations	1,324	(1,324)	-		-
Selling, general and administrative	570	5,293	(547)	Bi, Bii	5,316
Research, development and engineering	-	780	-		780
Depreciation and amortization	512	(512)	-		-
Gain on sale of fixed assets	-	-	-		-
Operating income	4,610	-	83		4,693
Interest income (expense) and other, net	(118)	-	-		(118)
Income before income taxes	4,492	-	83		4,575
Income tax provision	674	-	-		674
Income, net of tax	$3,818	$-	$83		$3,901

Policy Alignment and Reclassification Adjustments

In addition to the alignment of Entrepix’s historical financial information to conform to Amtech’s financial statement line items, the following summary represents accounting policy alignment and reclassifications to conform Entrepix’s historical financial information to Amtech’s financial statement presentation and accounting policies:

A.
Consolidated Balance Sheet Policy Alignment and Reclassification Adjustments

i.
Write down of inventory of $1.8 million from Inventories to Retained deficit for policy alignment.
ii.
Adjustment to reflect policy alignment of $58.4 thousand from Intangible assets to Retained deficit and $28.7 thousand from Treasury stock to Retained deficit.
iii.
Adjustment to reflect the lease adoption under FASB ASC Topic. 842, Leases (“Topic 842”) to Operating lease right-of-use assets, net of $2.3 million and a $0.6 million increase to the Current portion of long-term operating lease liabilities and $1.7 million increase to the Long-term operating lease liabilities for policy alignment.

B.
Consolidated Statement of Income Policy Alignment and Reclassification Adjustments

i.
Adjustment to reflect the amortization of intangibles of $58.4 thousand from Depreciation and amortization expense to Selling, general and administrative expenses for policy alignment.
ii.
Adjustment to reflect the amortization expense of the lease adoption under Topic 842 with a $0.5 million decrease of Cost of sales comprised of $0.1 million removal (reduction) of rent expense offset by $0.6 million of ROU asset amortization under Topic 842, and net $0.5 million decrease in Selling, general and administrative expenses comprised of $0.7 million removal of rent expense offset by $0.2 million of ROU asset amortization under Topic 842.

4. Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation for Entrepix based on estimates, assumptions, valuations and other analyses as of the Closing Date, that have not been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the merger consideration will remain preliminary until Amtech’s management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed, and therefore, calculation of goodwill, are dependent upon certain valuation and other studies that have not yet been completed, and could differ materially from the amounts presented in the unaudited pro forma combined financial statements.

The total preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of Entrepix based on their estimated fair values as if the Acquisition had occurred on September 30, 2022, with any excess purchase consideration allocated to goodwill as follows, in thousands:

Assets acquired:
Cash and cash equivalents	$3,753
Accounts receivable - Net	4,909
Inventories	5,368
Other current assets	157
Property, Plant and Equipment - Net	2,051
Right-of-Use Assets - Net	2,325
Intangible Assets - Net	12,800
Goodwill	20,482
Other Assets	31
Total assets acquired	51,876
Liabilities assumed:
Accounts payable	1,030
Accrued compensation and related taxes	576
Other accrued liabilities	275
Current maturities of finance lease liabilities and long-term debt	198
Current portion of long-term operating lease liabilities	595
Contract liabilities	1,403
Deferred Tax Liabilities	4,519
Income taxes payable	1,033
Finance lease liabilities and long-term debt	1,660
Long-term operating lease liabilities	1,730
Total liabilities assumed	13,019
Net assets acquired	$38,857

5. Transaction Adjustments

Adjustments in the unaudited pro forma financial information are represented by the following:

A.
Closing Consideration

This adjustment records the cash purchase consideration of $38.9 million comprised of payments to former Entrepix stockholders of $34.3 million, payments to settle Entrepix stock options of $51.7 thousand, payments to escrow of $0.5 million, payments to reimburse transaction expenses incurred by Entrepix of $2.3 million, and payoff of Entrepix debt of $1.7 million. The adjustment results in a decrease to cash and cash equivalents of $38.7 million.

B.
Property, Plant and Equipment, Net

Balance Sheet Impact

Represents an adjustment to reflect an increase in fair value of acquired property, plant and equipment . This adjustment results in an increase to Property, plant and equipment, net of $1.1 million.

Statement of Operations Impact

Represents a collective $0.2 million decrease in depreciation expense resulting from the fair value adjustment to acquired property, plant and equipment of which $52.4 thousand is recorded in Cost of sales and $0.1 million is recorded in Selling, general and administrative expenses.

C.
Intangible Assets, Net

Balance Sheet Impact

Adjustment reflects an increase to Intangible assets of $12.8 million for the acquired identifiable intangible assets consisting of noncompetition agreements, backlog, trade names, developed technology, and customer relationships.

Statement of Operations Impact

Adjustment reflects incremental amortization expense, shown as an increase $0.5 million to Selling, general and administrative expenses and an increase of $3.3 million to Cost of sales.

The following table summarizes the estimated fair values of Entrepix’s identifiable intangible assets, the fair values as a percentage of purchase price, their estimated useful lives, and amount of amortization recognized on such identified intangible assets under a straight-line method of amortization for the year ended November 30, 2022, in thousands except percentages and useful lives:

	Fair value	% of Purchase Consideration	Useful life	Amortization for the 12 months ended September 30, 2022
Noncompetition Agreements	$200	0.5%	5.0	$40
Backlog	$2,100	5.4%	1.0	$2,100
Trade Names	$1,800	4.6%	10.0	$180
Developed Technology	$5,900	15.2%	5.0	$1,180
Customer Relationships	$2,800	7.2%	10.0	$280
Total assets acquired	$12,800	32.9%		$3,780

D.
Transaction Costs

Balance Sheet Impact

Represents an adjustment to reflect the accrual of additional transaction costs incurred by Amtech and Entrepix after September 30, 2022 and November 30, 2022, respectively, and results in a $2.0 million increase to Other accrued liabilities and a $2.0 million decrease to Retained deficit.

Statement of Operations Impact

Reflects an increase of transaction expenses of $2.0 million related to transaction costs incurred by Amtech and Entrepix that are not included in the historical financial statements of Amtech, resulting in an increase of $2.0 million to Selling, general and administrative expenses.

E.
Equity

Adjustment eliminates Entrepix’s historical shareholders’ equity of $8.9 million.

F.
Goodwill

Adjustment shows estimated goodwill of $20.5 million recognized from the Acquisition derived using the fair value estimate of net assets acquired and the purchase price (see Note 4) net of the elimination of historical Entrepix Goodwill of $0.2 million.

G.
Earnings Per Share

As there were no shares issued as part of the purchase price, basic and diluted pro forma weighted average shares outstanding are the same as the weighted average shares outstanding for the twelve months ended September 30, 2022. The pro forma net income increased due to the inclusion of both Amtech and Entrepix’s net income and adjustments discussed above resulting in an increase in the basic and diluted pro forma earnings per share. The following table reflects the corresponding pro forma adjustments, in thousands, except per share amounts:

For the 12 months ending September 30, 2022
Pro forma weighted-average shares outstanding (Basic)
Historical weighted-average shares outstanding	14,014
Pro forma basic weighted-average shares outstanding	14,014

Pro forma weighted-average shares outstanding (Diluted)
Historical weighted-average shares outstanding	14,184
Pro forma diluted weighted-average shares outstanding	14,184

Pro forma earnings per share
Pro forma net income	$19,861
Pro forma basic earnings per share	$1.42
Pro forma diluted earnings per share	$1.40

H.
Provision for Income Tax

Balance Sheet Impact

Represents an adjustment to reflect an increase in Deferred tax assets of $4.2 million, a decrease of $0.5 million to Income taxes payable, an increase of $4.5 million to Deferred tax liability, and an offset of $4.4 million increase to Retained deficit arising from the transaction accounting adjustments related to the Acquisition.

Statement of Operations Impact

Amtech acquired $4.9 million of a net deferred tax liability related to Entrepix. The acquisition of this deferred tax liability results in a reduction in Amtech’s valuation allowance. In accordance with ASC 805-740-35-3, Amtech’s reduction in valuation allowance is recorded as an income tax benefit.

6. Financing Adjustments

Balance Sheet Impact

This adjustment reflects Amtech’s receipt of $12.0 million cash in borrowings from the Term Loan with an increase to Current maturities of finance lease liabilities and long-term debt of $2.1 million and increase to Finance lease liabilities and long-term debt of $9.9 million.

Statement of Operations Impact

This adjustment reflects an increase to Interest expense of $0.7 million for the year ended September 30, 2022 related to the Term Loan interest expense and amortization of debt issuance costs.